EXHIBIT 10.13

INTRALINKS, INC.
SENIOR EXECUTIVE SEVERANCE PLAN

1.           Purpose.  IntraLinks, Inc. (the “Company”) considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel.  The Board of Directors of the Company (the “Board”) recognizes, however, that the possibility of a Sale Event (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.  Therefore, the Board has determined that this IntraLinks, Inc. Senior Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of certain key members of management who are selected from time to time by the Board, in its sole discretion, to participate in the Plan (each, a “Covered Executive,” and collectively, the “Covered Executives”), to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Sale Event.  Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Covered Executive and the Company or any of its subsidiaries (“Subsidiaries”), the Covered Executive shall not have any right to be retained in the employ of the Company or any of its Subsidiaries.

2.           Sale Event.  For purposes of this Plan, a “Sale Event” shall mean and include any of the following events: (a) consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s and its Subsidiaries’ assets on a consolidated basis to an unrelated person or entity; or (c) the sale, exchange or transfer by the Company’s stockholders of voting control, in a single transaction or series of related transactions, other than as a result of (i) an acquisition of securities directly from the Company or (ii) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50 percent or more of the combined voting power of such voting securities.

3.           Terminating Event.  A “Terminating Event” shall mean the termination of employment of a Covered Executive in connection with any of the events provided in this Section 3 (a) or (b) below, occurring, in each case, within 12 months following a Sale Event:

(a)           Termination by the Company.  Termination by the Company of a Covered Executive’s employment for any reason other than for (i) Cause (as defined below) or (ii) the death or disability (as determined under the Company’s or any applicable Subsidiary’s then existing long-term disability coverage) of such Covered Executive.

“Cause” means, in the absence of any employment or similar agreement between a Covered Executive and the Company or any Subsidiary otherwise defining Cause, dismissal by the Company of the Covered Executive as a result of (i) the commission of any act by the Covered Executive constituting financial dishonesty against the Company or any Subsidiary (which act would be chargeable as a crime under applicable law); (ii) the Covered Executive’s engaging in any other act of fraud, intentional misrepresentation, moral turpitude, illegality or harassment; (iii) unauthorized use or disclosure by a Covered Executive of any proprietary information or trade secrets of the Company or any other party to whom the Covered Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; (iv) the repeated failure by the Covered Executive to follow the directives of the chief executive officer or president of the Company or any Subsidiary, the Board, or the board of directors or managers of any Subsidiary; or (v) any material misconduct, violation of the Company’s or any Subsidiary’s policies, or willful and deliberate non-performance of duty by the Covered Executive in connection with the business affairs of the Company or any Subsidiary.  In the event there is an employment or similar agreement between an Covered Executive and the Company or any Subsidiary (each such agreement, an “Employment Agreement”) otherwise defining Cause, “Cause” shall have the meaning provided in such Employment Agreement.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company and its Subsidiaries, rather than continuing as an employee of the Company or its Subsidiary following a Sale Event.

(b)           Termination by the Covered Executive for Good Reason.  Termination by a Covered Executive of his or her employment with the Company and its Subsidiaries for Good Reason.

“Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” (as defined below) following occurrence of any of the following events: (i) a material diminution in the Covered Executive’s responsibilities, authority or duties; (ii) a material diminution in the Covered Executive’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a relocation of more than 75 miles of the office at which the Covered Executive provides services to the Company or its Subsidiaries; or (iv) the material breach of this Plan or a Covered Executive’s Employment Agreement by the Company or any applicable Subsidiary.

“Good Reason Process” shall mean that (i) the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Covered Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Covered Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Covered Executive terminates his or her employment within 30 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.           Special Termination Benefits.

(a)           Except as provided in Section 4(b), below, in the event that a Terminating Event occurs within 12 months after a Sale Event with respect to such Covered Executive:

(i)           the Company shall pay to the Covered Executive an amount equal to the sum of (i) the Covered Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Covered Executive’s annual base salary in effect immediately prior to the Sale Event, if higher) and (ii) the Covered Executive’s target bonus for the fiscal year in which the Sale Event occurred, payable in cash, in one lump-sum payment on the Date of Termination (as defined in Section 8(b), below); and

(ii)           in the event that the Covered Executive elects, after a the Date of Termination, to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay, on a monthly basis, the Company’s portion of the Covered Executive’s monthly premium payments for each such coverage elected by the Covered Executive for the Covered Executive and his or her eligible dependents, if applicable, until the earliest of the following dates to occur with respect to each such elected coverage: (i) the twelve month anniversary of the Date of Termination; (ii) the date upon which the Covered Executive becomes covered under a comparable group plan for such applicable coverage; or (iii) the date upon which the Covered Executive ceases to be eligible for COBRA continuation for such applicable coverage.

(b)           Notwithstanding the foregoing, in the event that any Covered Executive is a party to any Employment Agreement that would also provide for severance payments or benefits upon a Terminating Event, then the Covered Executive shall be entitled to receive either (x) the payments and benefits described in 4(a), above, or (y) such severance payments and benefits described in the Covered Executive’s Employment Agreement, which ever amount is greater in the aggregate, as determined by the Company.  In consideration of the opportunity to receive any payment or benefit under this Plan and as a condition of a Covered Executive’s participation hereunder, any such Employment Agreement shall be deemed amended (and any payments or benefits shall be deemed to be waived by the Covered Executive) to the extent necessary to effect the provisions of this Section 4(b).

5.           Additional Limitations.

(a)           Unless otherwise provided in an Employment Agreement, anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company or any Subsidiary to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)           If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Covered Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Covered Executive shall be entitled to the full amount of Severance Payments.

(ii)           If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)           For the purposes of this Section 5, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder, less one dollar; and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Covered Executive with respect to such excise tax.

(c)           The determination as to which of the alternative provisions of Section 5(a) above shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive.  For purposes of determining which of the alternative provisions of Section 5(a) above shall apply, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

6.           Section 409A.

(a)           Anything in this Plan or in any Employment Agreement to the contrary notwithstanding, if at the time of a Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that such Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that such Covered Executive becomes entitled to under this Plan on account of the Covered Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.  Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b)           This Plan in intended to be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  This Plan may be amended, in the discretion of the Board, as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to the Company or the Covered Executives.

(c)           All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by Covered Executives during the time periods set forth in this Plan.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)           To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon such Covered Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)           The Company makes no representation or warranty and shall have no liability to any Covered Executive or to any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.           Withholding.  All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company or its Subsidiaries under applicable law.

8.           Notice and Date of Termination; Dispute Resolution; Etc.

(a)           Notice of Termination.  Within 12 months after a Sale Event, any purported termination of a Covered Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from the Company to a Covered Executive or vice versa in accordance with this Section 8.  For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination.

(b)           Date of Termination.  “Date of Termination,” shall mean:  (i) if a Covered Executive’s employment is terminated due to his or her death, the date of his or her death; (ii) if a Covered Executive’s employment is terminated on account of the Covered Executive’s disability or by the Company for Cause, the date on which Notice of Termination is given; (iii) if a Covered Executive’s employment is terminated by the Company without Cause, 30 days after the date on which a Notice of Termination is given, provided that, if the Company specifies another date on which the Covered Executive’s employment with the Company shall terminate, whether in the Notice of Termination or otherwise, then the Date of Termination shall be such other specified date; (iv) if a Covered Executive’s employment is terminated by such Covered Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if a Covered Executive’s employment is terminated by such Covered Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that a Covered Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Plan.

(c)           No Mitigation.  The Covered Executives are not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.  Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by a Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by a Covered Executive to the Company or its Subsidiaries, or otherwise.

(d)           Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Plan or the breach thereof or otherwise arising out of a Covered Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than a Covered Executive, the Company or its Subsidiaries may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8(d) shall be specifically enforceable. Notwithstanding the foregoing, this Section 8(d) shall not preclude the Company or its subsidiaries or a Covered Executive from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8(d).

9.           Term.  This Plan shall take effect on the date it is adopted by the Board set forth below, and shall terminate upon the later of (a) the date which is 12 months after a Sale Event and (b) the payment in full of all payments and benefits due hereunder to any Covered Executive.

10.           Benefits and Burdens.  This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of a Covered Executive’s death after a Terminating Event but prior to the completion by the Company of all payments and benefits due such Covered Executive under this Plan, the Company shall continue such payments and/or benefits to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his estate, if the Covered Executive fails to make such designation).

11.           Successor to the Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Plan to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Plan at or prior to the effectiveness of any succession shall be a material breach of this Plan.

12.           Enforceability.  If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

13.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure by any person to require the performance of any term or obligation of this Plan, or the waiver by any person of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.           Notices.  Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at its main office, directed to the attention of the Board of Directors.

15.           Effect on Other Plans.  Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company or any Subsidiary’s benefit plans, programs or policies.

16.           Amendment or Termination of Plan.  Except as provided in Section 6(b), the Company may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment shall, without the consent of the Covered Executives, in any material adverse way affect the rights of the Covered Executives, and no termination shall be made without the written consent of the Covered Executives.

17.           Governing Law.  This Plan shall be construed under and be governed in all respects by the laws of the State of New York.

Effective Date: December 2, 2009